Exhibit 99.1

For Immediate Release

Contact: Andrew Fisher

(202) 483-7000

Afisher@unither.com

UNITED THERAPEUTICS CORPORATION REPORTS

THIRD QUARTER 2011 FINANCIAL RESULTS

•                  Total Revenues of $201.7 million

•                  Earnings per Share of $1.45 per Basic Share or $1.38 per Diluted Share

•                  Earnings Before Non-Cash Charges of $1.73 per Basic Share, or $1.65 per Diluted Share

Silver Spring, MD, October 27, 2011: United Therapeutics Corporation (NASDAQ: UTHR) today announced its financial results for the third quarter ended September 30, 2011.

“We achieved over $200 million in revenues this quarter, which reflects the continued strength of our core business,” remarked Martine Rothblatt, Ph.D., United Therapeutics’ Chairman and Chief Executive Officer. “I’m also pleased that our Board of Directors recently authorized a $300 million share repurchase program, which has already begun to return additional value to our shareholders.”

Total revenues for the quarter ended September 30, 2011 were $201.7 million, up from $168.6 million for the quarter ended September 30, 2010.  Net income for the quarter ended September 30, 2011 was $84.4 million or $1.45 per basic share, compared to $39.7 million or $0.70 per basic share for the same quarter in 2010. Gross margin from sales was $178.3 million for the quarter ended September 30, 2011, compared to $148.1 million for the same quarter last year. Earnings before non-cash charges(1) for the quarter ended September 30, 2011 were $100.8 million, compared to $99.3 million for the quarter ended September 30, 2010.

Financial Results for the Three Months Ended September 30, 2011

Revenues

The table below summarizes the components of net revenues (dollars in thousands):

	Three Months Ended September 30,		Percentage
	2011	2010	Change

Cardiopulmonary products:
Remodulin	$114,918	$109,584	4.9%
Tyvaso	66,330	48,717	36.2%
Adcirca	19,772	9,935	99.0%
Other	722	339	113.0%
Total net revenues	$201,742	$168,575	19.7%

Revenues for the quarter ended September 30, 2011 increased by $33.2 million, compared to the quarter ended September 30, 2010. The growth in revenues primarily reflects the increase in the number of patients being prescribed our products.

(1)       See definition of earnings before non-cash charges, a non-GAAP financial measure, and a reconciliation of net income to earnings before non-cash charges below.

Expenses

The table below summarizes research and development expense by major project and non-project components (dollars in thousands):

	Three Months Ended September 30,		Percentage
	2011	2010	Change

Project and non-project component:
Cardiopulmonary	$74,125	$17,510	323.3%
Share-based compensation	(22,966)	14,149	(262.3)%
Other	8,274	8,678	(4.7)%
Total research and development expense	$59,433	$40,337	47.3%

Cardiopulmonary. The increase in expenses related to our cardiopulmonary projects for the quarter ended September 30, 2011 was attributable largely to increases of $46.3 million in expenses incurred in connection with our July 2011 amended license agreement with Toray Industries, Inc. and $5.0 million incurred in connection with the closing of our license agreement with Pluristem Ltd.

Share-based compensation. The decrease in share-based compensation for the quarter ended September 30, 2011, compared to the same quarter in 2010, corresponded to a reduction in share-based compensation recognized in connection with our share tracking awards plans as a result of the decline in our stock price.

The table below summarizes selling, general and administrative expense by major categories (dollars in thousands):

	Three Months Ended September 30,		Percentage
	2011	2010	Change

Category:
General and administrative	$24,972	$18,118	37.8%
Sales and marketing	15,822	10,304	53.6%
Share-based compensation	(24,138)	17,171	(240.6)%
Total selling, general and administrative expense	$16,656	$45,593	(63.5)%

General and administrative. The increase in general and administrative expenses for the quarter ended September 30, 2011, compared to the same quarter in 2010, corresponded primarily to increases in (1) professional fees in connection with various completed and prospective transactions; (2) salaries and business development-related expenses resulting from our growth; and (3) grants to unaffiliated not-for-profit organizations.

Sales and marketing. The increase in sales and marketing expenses for the quarter ended September 30, 2011, compared to the quarter ended September 30, 2010, was attributable to an increase in salaries resulting principally from the expansion of our sales force and an increase in professional fees in connection with our marketing and advertising initiatives.

Share-based compensation. The decrease in share-based compensation for the quarter ended September 30, 2011, compared to the same quarter in 2010, reflects a reduction in share-based compensation recognized in connection with our share tracking awards plans as a result of the decline in our stock price.

Income Taxes

The provision for income taxes was $17.6 million for the quarter ended September 30, 2011, compared to $18.2 million for the same quarter in 2010. The estimated annual effective tax rates were approximately 28 percent and 36 percent as of September 30, 2011 and 2010, respectively. The decrease in the annual effective tax rate as of September 30, 2011 largely reflects reductions in annual estimates of non-deductible compensation and an increase in tax credits expected to be generated.

2011 Revenue Guidance

We reaffirm our 2011 full-year revenue guidance for our three commercial products (Remodulin, Tyvaso and Adcirca), as we continue to expect related revenues to fall within a range of 5% above or below $750 million for 2011.

Note Regarding Discontinued Operations

Results for the three- and nine-month periods ended September 30, 2011 and September 30, 2010 do not include the results of Medicomp, Inc. (Medicomp), our former telemedicine subsidiary, which we sold during the first quarter of 2011. The results of Medicomp have been reported within discontinued operations on our consolidated statements of operations below.  For further information, refer to our Quarterly Report on Form 10-Q for the three months ended September 30, 2011, Note 14 — Sale of Medicomp, Inc.

Earnings Before Non-Cash Charges

Earnings before non-cash charges is defined as net income, adjusted for the following non-cash charges, as applicable: (1) interest; (2) income taxes; (3) license fees; (4) depreciation and amortization; (5) impairment charges; and (6) share-based compensation (stock option and share tracking award expense).

A reconciliation of net income to earnings before non-cash charges is presented below (in thousands, except per share data):

	Three Months Ended September 30,
	2011		2010

Net income, as reported	$84,398		$39,736
Adjust for non-cash charges:
Interest expense	5,416		4,809
Income tax expense	17,641		18,217
License fees	41,332	(1)	—
Depreciation and amortization	4,991		5,028
Impairment charges	(5,366	)(2)	—
Share-based compensation	(47,609)		31,526
Earnings before non-cash charges	$100,803		$99,316

Earnings before non-cash charges per share:
Basic	$1.73		$1.76
Diluted	$1.65		$1.65

Weighted average number of common shares outstanding:
Basic	58,321		56,536
Diluted	61,210		60,216

(1)

Includes the non-cash portion of the charge to research and development expense for the three months ended September 30, 2011, incurred in connection with our July 2011 amended license agreement with Toray Industries, Inc.

(2)	Consists of a non-cash gain recognized in connection with the sale of Medicomp due to our ability to utilize certain of Medicomp’s deferred tax assets for our 2010 tax return filed in September 2011.

Conference Call

We will host a half-hour teleconference on Thursday, October 27, 2011, at 9:00 a.m. Eastern Time. The teleconference is accessible by dialing 1-877-351-5881, with international callers dialing 1-970-315-0533. A rebroadcast of the teleconference will be available for one week by dialing 1-855-859-2056, with international callers dialing 1-404-537-3406 and using access code 16451381.

This teleconference is also being webcast and can be accessed via our website at http://ir.unither.com/events.cfm.

About United Therapeutics

United Therapeutics Corporation is a biotechnology company focused on the development and commercialization of unique products to address the unmet medical needs of patients with chronic and life-threatening conditions.

Non-GAAP Financial Information

This press release contains a financial measure, earnings before non-cash charges, that does not comply with United States generally accepted accounting principles (GAAP). This measure supplements our financial results prepared in accordance with GAAP as reported below.

We use earnings before non-cash charges to assist us in: (1) planning, including the preparation of our annual operating budget; (2) allocating resources to enhance the financial performance of our business; (3) evaluating the effectiveness of our operational strategies; and (4) evaluating our capacity to fund capital expenditures and expand our business. We believe this non-GAAP financial measure enhances investors’ understanding of our financial results by excluding certain expenses that we do not consider when evaluating and comparing the performance of our core operations and making operating decisions. In addition, we have historically reported earnings before non-cash charges to investors, and believe the inclusion of this non-GAAP financial measure provides investors with a consistent method of comparison to historical periods. However, there are limitations in the use of this non-GAAP financial measure in that it excludes certain operating expenses that are recurring in nature. In addition, our calculation of this non-GAAP financial measure may differ from the methodology used by other companies. The presentation of this non-GAAP financial measure should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of net income, the most directly comparable GAAP financial measure, to earnings before non-cash charges can be found in the table above under the heading, Earnings Before Non-Cash Charges.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, our expectations about future operating results (including our revenue guidance for 2011) and the demand for our products, and statements regarding the value to be provided to our shareholders as a result of our share repurchases. These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission, that could cause actual results to differ materially from anticipated results. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We are providing this information as of the date of this press release, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason. [uthr-g]

Remodulin and Tyvaso are registered trademarks of United Therapeutics Corporation.

Adcirca is a registered trademark of Eli Lilly and Company.

UNITED THERAPEUTICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Revenues:
Net product sales	$201,020	$168,236	$546,784	$428,306
License fees	722	339	1,221	903
Total revenues	201,742	168,575	548,005	429,209
Operating expenses:
Research and development	59,433	40,337	131,379	103,391
Selling, general and administrative	16,656	45,593	98,775	120,699
Cost of product sales	22,676	20,155	63,577	49,139
Total operating expenses	98,765	106,085	293,731	273,229
Operating income	102,977	62,490	254,274	155,980
Other (expense) income:
Interest income	1,016	564	2,520	2,308
Interest expense	(5,416)	(4,809)	(16,256)	(14,255)
Equity loss in affiliate	(43)	(39)	(110)	(130)
Other, net	(278)	137	(1,301)	457
Total other (expense) income, net	(4,721)	(4,147)	(15,147)	(11,620)
Income from continuing operations before income taxes	98,256	58,343	239,127	144,360
Income tax expense	(17,641)	(18,217)	(65,073)	(47,332)
Income from continuing operations	80,615	40,126	174,054	97,028
Discontinued operations:
(Loss) income from discontinued operations, net of tax	—	(390)	7	(656)
Gain on disposal of discontinued operations, net of tax	3,783	—	618	—
Income (loss) from discontinued operations	3,783	(390)	625	(656)
Net income	$84,398	$39,736	$174,679	$96,372
Net income per common share:
Basic
Continuing operations	$1.38	$0.71	$3.00	$1.74
Discontinued operations	$0.07	$(0.01)	$0.01	$(0.01)
Net income per basic common share	$1.45	$0.70	$3.01	$1.73
Diluted
Continuing operations	$1.32	$0.67	$2.80	$1.63
Discontinued operations	$0.06	$(0.01)	$0.01	$(0.01)
Net income per diluted common share	$1.38	$0.66	$2.81	$1.62
Weighted average number of common shares outstanding:
Basic	58,321	56,536	58,087	55,790
Diluted	61,210	60,216	62,062	59,545

SELECTED CONSOLIDATED BALANCE SHEET DATA

September 30, 2011

(Unaudited, in thousands)

Cash, cash equivalents and marketable securities (excluding restricted amounts of $5.1 million)	$944,593
Total assets	1,667,053
Total liabilities and common stock subject to repurchase	582,084
Total stockholders’ equity	1,084,969